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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RocketChips, Inc. 1996 Stock Option Plan, 1996 Director Stock Option Plan, 2000 Non-Qualified Stock Option Plan, 2000 Equity Incentive Stock Option Plan, and Non-Qualified Stock Option Agreement for Paul M. Russo of our report dated April 18, 2000 (except for Note 14, as to which the date is May 31, 2000), with respect to the consolidated financial statements and schedule of Xilinx, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.



                                    /s/  Ernst & Young LLP


San Jose, California
December 7, 2000